Exhibit 4.60

FORM OF SUPPLEMENTAL AGREEMENT TO THE STRUCTURE CONTRACTS AMONG FANG HOLDINGS LIMITED, SHAREHOLDERS OF A CONSOLIDATED CONTROLLED ENTITY, THE CONSOLIDATED CONTROLLED ENTITY AND CERTAIN PRC SUBSIDIARIES OF FANG HOLDINGS LIMITED

(Summary Translation)

This Supplemental Agreement to the Structures Contracts (this “Agreement”) is made and entered into by the Parties below in [specify place] on [specify date].

(1)           [specify name of a subsidiary of Fang Holdings Limited] of [specify address] (“Party A”);

(2)           Fang Holdings Limited, a company with limited liability duly registered and validly existing under the Cayman laws at [specify address] (“Party B”);

(3)           [specify name of a consolidated controlled entity], a company with limited liability duly registered and validly existing under the PRC laws at [specify address] (“Party C”);

(4)            Tianquan Mo of [specify address] (“Party D”);

(5)           Jiangong Dai of [specify address] (“Party E”);

(6)           Jianning Dai of [specify address] (“Party F”); and

(The above are hereinafter referred to collectively as the “Parties” and each as a “Party.”)

WHEREAS:

Party A, Party B, Party C, Party D and Party E have successively entered into a series of agreements (collectively, the “Original Structure Contracts”) listed in Appendix I. Now, after friendly negotiation, all Parties agree that Party E transfers all his rights, obligations and responsibilities under the Original Structure Contracts to Party F. In order to specify the rights and obligations of each Party, all Parties agree as follows:

1. All Parties agree that, from the date of this Agreement, all the responsibilities, rights and obligations vested in Party E as stipulated in the Original Structure Contracts shall be transferred to Party F, and Party F accepts and bears all the responsibilities, rights and obligations vested in Party E as stipulated in the Original Structure Contracts. That is, Party F replaces Party E in the Original Structure Contracts;

2. All Parties agree that, from the date of this Agreement, Party A, Party B, Party C and Party D may directly claim their rights and obligations based on the Original Structure Contracts in accordance with this Agreement to Party F. Party F shall perform the rights and obligations agreed in the Original Structure Contracts to Party A, Party B, Party C and Party D;

3. Parties confirm that, the execution of this Agreement is a voluntary act agreed by, and reveals true intentions of the Parties. Except as mentioned in Article 6 hereof, neither Party will propose any claims against, nor will accept any responsibility whatsoever to any other Party on the termination of the Original Structure Contracts.

4. All expenses, costs or fees (including but not limited to tax expenses, if any) incurred by any Party in connection with the performance of the Original Structure Contracts shall be borne by the Party itself and shall not be claimed or recovered from other Parties.

5. The Parties do not have any disagreements and/or disputes, or any potential disagreements and/or disputes during the execution and performance of the Original Structure Contracts, nor will they submit any rights claims (including but not limited to claims for liquidated damages, damages, compensations and/or other obligations) against any other Party in the future in connection with the execution and performance of the Original Structure Contracts.

6. The Parties agree that, any debt and credit such as receivables and payables, equity pledge registration and other matters arising from the performance of the Original Structure Contracts shall be cleared and/or canceled within a reasonable time after the agreement takes effect. Notwithstanding the above, failure to complete the aforementioned matters will not affect the effectiveness of the Original Structure Contracts from the effective date of this Agreement.

7. The Parties hereby undertake that, each Party shall keep the content of this Agreement and all information learned during the execution and performance of the Original Structure Contracts strictly confidential. Without the written consent of such other Party, such Party shall not disclose to any third party such confidential materials, unless the materials are disclosed: (1) as required in legal procedures such as litigation and arbitration; (2) for purpose of performing this Agreement, to the legal advisors and other intermediaries subject to confidentiality obligations; (3) as required by a government agency or other regulatory agency with jurisdiction over either Party to perform regulatory duties; (4) with the consent from the counterparty(ies) in an agreement or the obligee(s) of the confidential information; and (5) as required by rules of any relevant stock exchange and relevant laws and regulations.

8. This Agreement shall take effect from the date of execution and seal by the Parties. If there is any inconsistency between the provisions of the Original Structure Contracts and this Agreement, the terms of this Agreement shall prevail.

9. This Agreement is made in Chinese. This Agreement and the amendments hereto or any other agreements (or documents) submitted according to this Agreement may be signed in one or more copies. Different Parties may sign on different copies and may fax to other Parties, subject to that the original copy shall be delivered immediately. All signed agreements will constitute the same agreement (or other documents), and will come into effect after each Party signs one or more copies and delivers the same to other Parties (unless otherwise specified in such original copy).

[The remainder of this page is intentionally left blank]

(Signature Page)

Party A: [specify]

Signed by: [specify]

Party B: Fang Holdings Limited

Signed by: [specify]

Party C: [specify]

Signed by: [specify]

Party D: Tianquan Mo

Signed by: /s/ Tianquan Mo

Party E: Jiangong Dai

Signed by: /s/ Jiangong Dai

Party F: Jianning Dai

Signed by: /s/ Jianning Dai

Appendix I

No.	Name of Agreement	Signing Parties	Date of Original Structured Contracts
1	Creditor’s Rights Transfer Agreement	[specify name]	[specify date]
2	Equity Pledge Agreement	[specify name]	[specify date]
3	Exclusive Technical Consultancy and Services Agreement	[specify name]	[specify date]
4	Exclusive Call Option Agreement	[specify name]	[specify date]
5	Shareholders’ Proxy Agreement	[specify name]	[specify date]
6	Operating Agreement	[specify name]	[specify date]